EXHIBIT 99.1

STRATA Skin Sciences Announces 510(k) Submission for its Multi Micro Dose™ Tip Accessory for the XTRAC® 308nm Excimer Laser

Horsham, PA, June19, 2018 — STRATA Skin Sciences (NASDAQ: SSKN) ("STRATA"), a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced submission of its 510(k) application to the Food and Drug Administration (FDA) for its Multi-Micro Dose™ ("MMD") tip accessory for the proprietary XTRAC® 308nm excimer laser.
"This is an important milestone for the Company and is the first step in our plan to introduce the Optimal Therapeutic Dose™ treatment protocol, to provide faster patient outcomes, higher patient satisfaction, and to drive more patients to our partner clinics," said Dr. Dolev Rafaeli, Chief Executive Officer of STRATA. "With its ability to apply simultaneous doses of energy to the psoriatic plaque, the MMD tip, when cleared, will allow physicians to optimize treatments more quickly.  We look forward to introducing the MMD Tip upon FDA clearance."
The patent pending MMD Tip applies multiple high-energy doses at varying levels of energy to the patient's psoriatic plaque.  Data have shown that higher doses of the XTRAC treatment achieved PASI-75 clearance in as little as two to four weekly treatments, as compared to an average of 6.2 treatments in previously published studies.
About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions.  Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; and the STRATAPEN® MicroSystem, marketed specifically for the intended use of micropigmentation. Nothing in this press release is intended to indicate that the FDA has cleared the MMD device for marketing or that the sought after indications for use will be allowed by the FDA.

The Company's proprietary XTRAC® excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 35 million patients in the United States alone. The technology is covered by multiple patents, including exclusive rights for patents for the delivery of treatments to vitiligo patients.
STRATA's unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company's partner dermatology clinics.
The XTRAC® business has used this proven DTC model to grow its domestic dermatology partner network to over 740 clinics, with a worldwide installed base of over 2,000 devices.  The Company is able to offer 90% of DTC patients an introduction to physicians prescribing a reimbursable solution, using XTRAC®, within a 10-mile radius of their house.  The Company is a leader in dermatology in-clinic business generation for its partners.
Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations and research and development activities beginning at any time in the future, the public's reaction to the Company's new advertisements and marketing campaigns under development, and the Company's ability to build a leading franchise in dermatology and aesthetics, the Company's ability to grow revenues  and sustain that growth, and the Company's ability to secure FDA 510k clearance for the OTD device are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's 10K filed with the SEC on March 30, 2018.

Investor Contacts:
Dr. Dolev Rafaeli, Chief Executive Officer	Jeremy Feffer, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	212-915-2568
ir@strataskin.com	jeremy@lifesciadvisors.com